UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2016

Horizon Pharma Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-35238	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

(Address of principal executive offices)

Registrant’s telephone number, including area code: 011-353-1-772-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On April 12, 2016, Horizon Pharma plc made publicly available an updated investor presentation that contains projections of net sales and adjusted EBITDA for the first quarter ended March 31, 2016, the second quarter 2016, as well as prescription results for certain of Horizon Pharma’s medicines during the first quarter of 2016. The presentation is furnished as Exhibit 99.1 hereto, and will also be available on the investor relations section of Horizon Pharma’s web site at www.horizonpharma.com.

Item 7.01	Regulation FD Disclosure

The contents of the investor presentation furnished as Exhibit 99.1 to this Current Report are hereby incorporated by reference. By furnishing this information, Horizon Pharma makes no admission as to its materiality. The information contained in this Current Report and the exhibit hereto is intended to be considered in the context of Horizon Pharma’s filings with the Securities and Exchange Commission and other public announcements that Horizon Pharma makes, by press release or otherwise, from time to time. Horizon Pharma undertakes no duty or obligation to publicly update or revise the information contained in this Current Report or the exhibit hereto, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the Securities and Exchange Commission, through press releases or through other public disclosure.

Horizon Pharma is confirming its full-year 2016 net sales guidance of $1.025 to $1.050 billion and full-year 2016 adjusted EBITDA guidance of $505 to $520 million, representing 37 percent and 41 percent growth at the midpoints, respectively.

The Company is providing first-half 2016 net sales and adjusted EBITDA guidance in the tables below. They include first-quarter and second-quarter net sales guidance as a percent of full-year 2016 net sales, first-quarter and second-quarter adjusted EBITDA guidance as a percent of full-year 2016 adjusted EBITDA, as well as the quarterly cadence for historical net sales and adjusted EBITDA.

Percent of Full-Year Net Sales Contribution

	Q1	Q2	2H
2014	17.5%	22.2%	60.3%
2015	14.9%	22.8%	62.2%
2016 estimate*	19-20%	22-23%	57-59%

Percent of Full-Year Adjusted EBITDA Contribution

	Q1	Q2	2H
2014	10.0%	24.7%	65.2%
2015	9.0%	21.0%	70.0%
2016 estimate*	13-14%	21-22%	64-66%

*	2016 percentages based on midpoint of full-year 2016 guidance range.

First-quarter 2016 net sales guidance would represent 79 percent year-over-year growth at the midpoint; second-quarter 2016 net sales guidance would represent 35 percent year-over-year growth at the midpoint.

First-quarter 2016 adjusted EBITDA guidance would represent 114 percent year-over-year growth at the midpoint and 34 percent of projected first-quarter 2016 net sales at the midpoint versus 29 percent of net sales in the first quarter of 2015. Second-quarter 2016 adjusted EBITDA guidance would represent 45 percent year-over-year growth at the midpoint and 47 percent of projected second-quarter net sales at the midpoint versus 44 percent of net sales in the second quarter of 2015.

In addition, following is the most recent prescription data for Horizon Pharma medicines for the first quarter 2016:

Latest 4 Weeks*

	4 Week Average Prescriptions	4 Week vs. Prior 4 Week Growth Rate	4 Week y-o-y Growth Rate
	Actual
DUEXIS	11,468	9%	59%
VIMOVO	7,699	7%	30%
PENNSAID 2%	8,896	11%	135%
Primary Care Total	28,062	9%	66%
RAYOS	774	2%	81%

Latest 13 Week (Y/Y)*

	Q1 2016 Total Prescriptions	Q1 2015 Total Prescriptions	% Growth
	Actual	Actual
DUEXIS	143,311	80,386	78%
VIMOVO	96,741	70,140	38%
PENNSAID 2%	109,186	34,386	218%
Primary Care Total	349,238	184,912	89%
RAYOS	9,937	4,581	117%

*	IMS NPA TRx Data Week Ending 2016-04-01

Note Regarding Use of Non-GAAP Financial Measures

EBITDA, or earnings before interest, taxes, depreciation and amortization, and adjusted EBITDA are used and provided by Horizon as non-GAAP financial measures. Adjustments to Horizon’s GAAP figures as well as EBITDA exclude acquisition-related expenses, loss on debt extinguishment and loss on sale of long-term investments, as well as non-cash items such as share-based compensation, depreciation and amortization, royalty accretion, non-cash interest expense, and other non-cash adjustments. Certain other special items or substantive events may also be included in the non-GAAP adjustments periodically when their magnitude is significant within the periods incurred. Horizon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Horizon’s financial performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of the Company’s historical and expected 2016 financial results and trends. In addition, these non-GAAP financial measures are among the indicators Horizon’s management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies. Horizon has not provided reconciliation of its quarterly and full-year 2016 adjusted EBITDA outlook to an expected net income (loss) outlook because certain items that are a component of net income (loss) cannot be reasonably projected, due to the significant impact of changes in Horizon’s stock price on share-based compensation, the variability associated with acquisition-related expenses due to timing and other factors.

The information in this Current Report and the exhibit hereto are being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

99.1	Corporate Presentation, dated April 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 12, 2016	HORIZON PHARMA PUBLIC LIMITED COMPANY

	By:	/s/ Paul W. Hoelscher
Paul W. Hoelscher
Executive Vice President, Chief Financial Officer